                                   Exhibit 2.1

                        AGREEMENT AND PLAN OF ACQUISITION

      This AGREEMENT AND PLAN OF ACQUISITION (this "Agreement"), entered into this 14 day of July, 1998 among Affinity International Travel Systems, Inc., a Nevada corporation ("Acquirer"), and SunStyle International Holidays, Inc., a Florida corporation, ("Sub").

                                    RECITALS

      A. The Boards of Directors of Acquirer and Sub each have determined that a business combination between Acquirer and Sub is in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic objectives, and accordingly have agreed to effect the Agreement provided for herein upon the terms and subject to the conditions set forth herein.

      B. Acquirer and Sub desire to make certain representations, warranties and Agreements in connection with the Agreement (as defined in Section 1.1 below).

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and Agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  The AGREEMENT

      1.1 The AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing Date (as defined in Section 1.3), Sub shall become a wholly owned subsidiary of the Acquirer in accordance with this Agreement and the Acquirer shall become the parent corporation (sometimes herein referred to as "Parent" and/or "Parent/Subsidiary"). The Parent shall continue to be governed by the laws of the State of Nevada, and Sub shall continue to be governed by the laws of the State of Florida, with each corporation having the advantages of their separate corporate existence with all rights, privileges, powers, immunities, purposes and franchises of their respective states unaffected by the Agreement.

      1.2 The Closing. The closing of the Agreement (the "Closing") shall take place (a) at the executive offices of Sub, in the State of Florida, at 9:00 am., local time, on the 31st of July, 1998, or at such other time and place and/or on such other date as Sub and Acquirer may agree (the "Closing Date").

      1.3 Closing Date. If all the conditions to the Agreement set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article 9, then upon submission of all appropriate subscription Agreements with the stock certificates from the present shareholders of Sub, and acceptance of the same by Acquirer, the Acquirer shall cause new stock certificates representing the stock of

Acquirer to be issued and delivered to the former shareholders of Sub by or as soon as possible following the Closing Date.

                                   ARTICLE 2

                           [INTENTIONALLY LEFT BLANK]

                                   ARTICLE 3

                 Directors and Officers of the Parent/Subsidiary

      3.1 Officers and Directors. The officers and directors of Acquirer and of Sub immediately prior to the Closing Date shall, from and after the Closing Date, continue as directors of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE 4

                      Conversion of Shares in the AGREEMENT

      4.1 Conversion of Shares. The manner of converting shares of Acquirer and Sub in the Agreement shall be as follows:

            (a) At the Closing Date, each share of the Common Stock, par value $.01 per share of Sub issued and outstanding immediately prior to the Closing Date shall, by virtue of the Agreement and pursuant to acceptance of Subscription Agreements coupled with said stock certificates, shall be converted into one share of Common Stock, par value $.001 per share of Acquirer stock (the "Exchange Ratio").

            (b) As a result of the Agreement, subject to Submission by the shareholders of Sub of the requisite subscription Agreements and related stock certificates, properly endorsed, all issued and outstanding Shares of Sub shall become the property of Acquirer and the participating shareholders of Sub shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Acquirer Common Stock in accordance with Section 4.1 (a) upon the surrender of such Certificate(s).

      4.2 Exchange of Certificates Representing Shares.

            (a) As of the Closing Date, Acquirer shall make available, or shall cause to be made available, to Interwest Transfer Agency, Inc. ("Agent") which is the Transfer Agent for Acquirer and Sub, for the benefit of Sub shareholders, certificates representing a sufficient number of shares of Acquirer's Common Stock necessary for the Agent to effectuate the exchange. Acquirer shall provide appropriate letters of instruction, together with Board resolutions, directing the issuance and transmittal of Subject shares.

            (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquirer, the posting by such person of a bond in such reasonable amount as the Acquirer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate shares of Acquirer Common Stock.

      4.3 Adjustment of Exchange Ratio. In the event that between the date of this Agreement and the Closing Date, Acquirer changes the number of shares of Shares issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted. In the event that between the date of this Agreement and the Closing Date, Sub changes the number of shares of Sub Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 5

                      Representations and Warranties of Sub

      Except as set forth in the Disclosure Documents and financials delivered at or prior to the execution hereof to Acquirer (the "Sub Disclosure Documents"), Sub represents and warrants to Acquirer as of the date of this Agreement as follows:

      5.1 Existence; Good Standing; Corporate Authority; Compliance With Law.

o Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.
o Sub is duly licensed or qualified to do business as a foreign corporation and is in good standing under laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Sub.
o Sub has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
o Sub is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Sub is a party or is subject.
o Sub is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, where such default or violation would have a material adverse effect on Sub.
o Sub has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulation in connection with its business as now conducted where the failure to obtain any such item or to take any such action would have a material adverse effect on Sub.
o The copies of Sub's Articles of Incorporation and Bylaws previously delivered to Acquirer are true and correct.
o Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

o Sub has not conducted any business or incurred any liabilities other than in connection with the negotiation and execution of this Agreement.
o Sub has the corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.
o As used in this Agreement, the term "material adverse effect" means, with respect to any entity, a material adverse effect on the financial condition, properties, business or results of operations of such entity and its subsidiaries taken as a whole, or on the ability of such entity to perform its obligations hereunder or to consummate the transactions contemplated hereby.

      5.2 Authorization, Validity and Effect of Agreements. Sub has the requisite corporate power and authority to execute and deliver this Agreement and all Agreements and documents contemplated hereby, and the consummation by Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all Agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Sub enforceable in accordance with their terms.

      5.3 Capitalization. The authorized capital stock of Sub consists of 10,000,000 shares of Sub Common Stock. As of July 1, 1998, there were 4,447,000 shares of Sub Common Stock issued and outstanding. Since such date, no additional shares of capital stock of Sub have been issued. All such issued and outstanding shares of Sub Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth above or in the Sub Disclosure Letter and the Stock Detail Document provided to Acquirer, or as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, put rights, subscriptions, convertible securities, or other rights or other Agreements or commitments that obligate Sub to issue any shares of its capital stock or that obligate Sub in any other way.

      5.4 Subsidiaries. Sub owns, directly or indirectly, each of the outstanding shares of capital stock of the subsidiaries identified in Sub's Disclosure Documents, which are the only subsidiaries of Sub that Sub has or has ever, directly or indirectly owned. Each of the outstanding shares of capital stock of such subsidiary is duly authorized, validly issued, fully paid and nonassessable and are owned by Sub free and clear of all liens, pledges, security interests, claims or other encumbrances.

      5.5 Noncontravention. Except as set forth in the Sub Disclosure Documents, neither the execution and delivery by Sub of this Agreement, nor the consummation by Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Sub; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, Agreement or other instrument or commitment or obligation to which Sub is a party ("Contracts"), or by which Sub or any of its properties is bound or affected except with respect to matters which are not material to Sub; or (c) other than the filings provided for in Article I under the Securities Act, applicable state securities and "Blue Sky" laws, and the rules and regulations promulgated by the National Association of Securities Dealers, Inc. and in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, domestic or foreign, of which the failure to obtain would have a material adverse effect on Sub.

      5.6 Reports, Financial Statements. Sub is not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is not required to file periodic reports with the Securities and Exchange Commission ("SEC"). Sub Disclosure Document, fairly presents the financial position of Sub, as of its date, and each of the statements of income, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

      5.7 Litigation. Except as disclosed in the Sub Disclosure Document, there are no actions, suits or proceedings pending against Sub, threatened against Sub at law or in equity, or before or by any federal, state, commission, board, bureau, agency or instrumentality.

      5.8 Absence of Certain Changes. Except as disclosed in the Sub Disclosure Document, Sub has conducted its business only in the ordinary course of such business and there has not been (a) any change in Sub or any development or combination of developments that has resulted or is reasonably likely to result in a material adverse effect on Sub; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (c) any material change in its accounting principles, practices or methods.

      5.9 Taxes and Tax Returns. Sub (a) has timely filed all material federal, state and foreign income, franchise, property, sales, use, payroll and other tax returns and reports required to be filed by it for its tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such filed returns are complete in all material respects, (b) has paid or accrued all taxes shown to be due and payable on such returns, (c) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and
(d) the "open" years for federal income tax returns are set forth in the Sub Disclosure Documents.

      5.10 Proprietary Rights. Sub owns or has the right to use pursuant to lease or license computer software programs, which, in the aggregate, are sufficient and adequate to operate the business of Sub. Sub has registered the trademarks, service marks and copyrights identified in Sub Disclosure Documents, such trademarks, service marks and copyrights do not infringe upon the rights of any third parties, nor have any claims been asserted with respect thereto, which infringement would have a material adverse effect on Sub.

      5.11 Brokers. Except as set forth in the Sub Disclosure Documents, Sub has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquirer or Sub to pay, and the Sub is not aware of any claim for payment of, any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.12 Capital Stock. The shares of Common Stock of Sub are validly issued, fully paid and nonassessable and are owned directly by Sub, free and clear of all liens, claims and encumbrances.

                                   ARTICLE 6

                   Representations and Warranties of Acquirer

      Except as set forth in the disclosure letter delivered at or prior to the execution hereof by Acquirer to Sub (the "Acquirer Disclosure Documents"), Acquirer represents and warrants to Sub as of the date of this Agreement as follows:

      6.1 Existence, Good Standing; Corporate Authority; Compliance With Law. Acquirer is a corporation duly incorporated, validly existing in good standing under the laws of the State of Nevada.

o Acquirer is duly licensed or quailed to do business as a foreign corporation and in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Acquirer.
o Acquirer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Acquirer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Acquirer is a party or is subject, and Acquirer is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, where such default or violation would have a material adverse effect on Acquirer.
o Acquirer has obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a material adverse effect on Acquirer.
o The copies of Acquirer's Article of Incorporation and Bylaws previously delivered to the Corporation are true and correct.

      6.2 Authorization, Validity and Effect of Agreements. The execution and delivery of this Agreement and all Agreements and documents contemplated hereby by Acquirer, and the consummation by them of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all Agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Acquirer, enforceable in accordance with their terms.

      6.3 Capitalization. The authorized capital stock of Acquirer consists of 100,000,000 shares of Common Stock, par value $.001 per share ("Acquirer Common Stock"). As of July 1, 1998, 330,352 shares of Acquirer Common Stock were issued and outstanding, no shares of Acquirer Common Stock were held in treasury, Acquirer has no shares of Acquirer Common Stock reserved for issuance. All such issued and outstanding shares of Acquirer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as set forth in the Acquirer Disclosure Documents, or as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights or other Agreements or commitments which obligate Acquirer to issue, transfer or sell any shares of capital stock of Acquirer.

      6.4 Subsidiaries. Acquirer does not own, directly or indirectly, any subsidiary.

      6.5 Noncontravention. Except as set forth in the Acquirer Disclosure Documents, neither the execution and delivery by Acquirer of this Agreement, nor the consummation by Acquirer of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, will: (a) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Acquirer; (b) violate, or conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties of Acquirer under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any Contract, to which Acquirer is a party, or by which Acquirer or any of its properties is bound or affected except with respect to matters which are not material to Acquirer; or (c) other than Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, of which the failure to obtain which would have a material adverse effect on Acquirer.

      6.6 Reports, Financial Statements. Acquirer is not a reporting company under the Exchange Act and is not required to file reports with the SEC. Each of the balance sheets and financial statements (including related notes and schedules, if any) fairly presents the financial position of Acquirer as of its date and each of the statements of income and of cash flows (including related notes and schedules, if any) fairly presents the results of operations and cash flows, of Acquirer for the periods set forth therein (subject, in the case of unaudited balance sheets and statements, to normal year-end adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                                   ARTICLE 7

                                    Covenants

      7.1 Interim Operations of the Sub. Sub covenants and agrees as to itself that, from and after the date hereof until the Closing Date (except as Acquirer shall otherwise agree or except as otherwise contemplated by this Agreement):

            (a) To the extent reasonably practicable taking into account any operational matters that may arise that are attributable to the pendency of the Agreement, the business of Sub shall be conducted only in the ordinary course.

            (b) Sub shall not (i) sell, pledge or otherwise transfer, or agree to sell, pledge or otherwise transfer any capital stock owned by it; (ii) amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding capital stock (other than to effect reverse stock split as described in Section 7.14); (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to any of its capital stock; or (v) repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

            (c) Sub shall (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or any class of Voting Debt; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of any other property or assets or encumber any property or assets or incur or modify any indebtedness or other liability other than in the ordinary course of business; (iii) authorize capital expenditures other than in the ordinary course of business; (iv) make any Agreements for investment in the assets of or stock of any other person or entity; or (v) make any payment to third parties for goods or services which are not commercially reasonable or on an arm's length basis.

            (d) Sub shall not grant any bonus or pay increase or any severance or termination pay to, or enter into any employment Agreement with, any director, officers or other employee of Sub, except as required by applicable law.

            (e) Except as set forth in the Sub Disclosure Document or as may be required to satisfy existing contractual obligations of Sub existing as of the date hereof and the requirements of applicable law, Sub shall not establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any class of directors, officers or employees.

            (f) Sub shall not, except in the ordinary and usual course of business and on commercially reasonable terms, modify, amend or terminate any of its Contracts or waive, release or assign any rights or claims.

            (g) Sub shall not change its method of accounting as in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred to by Sub's independent auditors. Sub will not change its fiscal year.

            (h) Sub will not authorize or enter into an Agreement to do any of the actions referred to in paragraphs (a) through (h) above unless such Agreement is conditioned upon the consent of Acquirer.

      7.2 Interim Operations of Acquirer. Acquirer does not anticipate that the business of Acquirer will be conducted in any manner materially inconsistent with its business in the ordinary and usual course, including the Agreement from time to time of the assets or stock of other businesses.

      7.3 Filings; Other Action. Subject to the terms and conditions herein provided, Sub and Acquirer shall use all reasonable efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, governmental or regulatory authorities of the United States, the several States and foreign jurisdictions in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things, necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Acquirer, Sub shall take all such necessary action.

      7.4 Access. Each of Sub and Acquirer shall afford the other and their respective officers, employees, counsel, accountants and other authorized representatives reasonable access, upon reasonable notice and during normal business hours throughout the period prior to the Closing Date, to all of the properties, books, contracts, commitments and records of Sub, on the one hand, and Acquirer, on the other hand.

      7.5 Publicity. Neither Acquirer nor Sub shall issue any press releases or otherwise make public statements with respect to the transactions contemplated hereby without the prior consent of the other parties except as may be required by law in making any filings with any federal or state governmental or regulatory agency in which event the contents of any disclosure will be discussed with the other parties before release.

      7.6 Further Action. Each party hereto shall, subject to the fulfillment at or before the Closing Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Agreement.

      7.7 Notification of Certain Matters. Sub shall give prompt notice to Acquirer of (a) any notice of, or other communication which becomes known to an executive officer of Sub relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Sub subsequent to the date of this Agreement and prior to the Closing Date, under any Contract material to the businesses of Sub and to which Sub is a party or is subject; and
(b) any change that results in a material adverse effect on such party. Sub shall give prompt notice to Acquirer of any notice or other communication from any third party that becomes known to an executive officer of Sub alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      7.8 Legal Conditions to Agreement. Each party to this Agreement shall, use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Agreement and, subject to the terms and conditions set forth in this Agreement, to consummate the transactions contemplated by this Agreement. Each party will promptly cooperate with and furnish information to each other party in connection with any such restriction suffered by, or requirement imposed upon, it in connection with the foregoing.

      7.9 Expenses. Whether or not the Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expense except as expressly provided herein.

      7.10 Resignation of Directors and Officers. Prior to the Closing Date, each of the directors and officers of Acquirer shall deliver to Sub irrevocable resignations from the Board of Directors of Acquirer to be effective upon consummation of the Agreement.

      7.11 Appointment. Prior to the Closing Date, the Board of Acquirer shall appoint those persons who are designated by Sub immediately prior to the Closing Date to assure them of a position at the consummation of the Agreement.

                                   ARTICLE 8

                                   Conditions

      8.1 Conditions to Each Party's Obligation to Effect the Agreement. The respective obligation of each party to effect the Agreement shall be subject to the fulfillment in all material respects at or prior to the Closing Date of the following conditions:

            (a) The Agreement shall have been approved in the manner required by law by the holders of the issued and outstanding shares of the parties hereto.

            (b) Neither Acquirer nor Sub shall be subject to any order or injunction against the consummation of the transaction contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      8.2 Conditions to Obligation of Sub to Effect the Agreement. The obligation of the Sub to effect the Agreement shall be subject to the fulfillment in all material respects at or prior to the Closing Date of the following conditions; Acquirer shall have performed each Agreement contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Acquirer contained in this Agreement shall be true in all material respects on and as of the Closing Date (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities).

      8.3 Conditions to Obligation of Acquirer to Effect the Agreement. The obligation of Acquirer to effect the Agreement shall be subject to the fulfillment in all material respects at or prior to the Closing Date of the following conditions:

            (a) Sub shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Sub contained in this Agreement shall be true in all material respects on and as of the Closing Date (other than any failure to so perform or any misrepresentation or omission which would not materially influence the investment decision of a reasonable purchaser of securities).

                                   ARTICLE 9

                                   Termination

      9.1 Termination by Mutual Consent. This Agreement may be terminated and may be abandoned at any time prior to the Closing Date, before or after the approval of this Agreement by the shareholders of Acquirer by the mutual consent of Acquirer and Sub.

      9.2 Termination by Either Acquirer or Sub. This Agreement may be terminated and the Agreement may be abandoned by action of the Board of Directors of either Acquirer or Sub if (a) the Agreement shall not have been consummated by July 30, 1998 or (b) the approval of the Acquirer's stockholders required by Section 8.1(a) shall not have been obtained provided, in the case of a termination pursuant to clause (a) above, the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

      9.3 Termination by the Sub. This Agreement may be terminated and the Agreement may be abandoned at any time prior to the Closing Date, before or after the adoption and approval by the shareholders of Sub referred to in
Section 8.1(a), by action of the Board of Directors of Sub if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained in this Agreement which would have a material adverse effect on Acquirer which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Sub to Acquirer.

      9.4 Termination by Acquirer. This Agreement may be terminated and the Agreement may be abandoned at any time prior to the Closing Date, before or after the adoption and approval by shareholders of Acquirer referred to in
Section 8.1(a), by action of the Board of Directors of Acquirer, if there has been a breach by Sub of any representation, warranty, covenant or agreement contained in this Agreement which would have a material adverse effect on Sub which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Acquirer to Sub.

      9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Agreement pursuant to this Article 9, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided herein below.

      9.6 Extension; Waiver. At any time prior to the Closing Date of the Agreement, any party to this Agreement, by action taken by its Board of Directors, may, to the extent legally allowed,

            (a) extend the time for the performance of any of the obligations or other acts of the other parties,

            (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant to this Agreement, and

            (c) waive compliance with any of the Agreements or conditions for the benefit of such party contained herein. Any Agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               General Provisions

      10.1 Non-survival of Representations, Warranties and Agreements. All representations, warranties and Agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Agreement and shall not survive the Agreement.

      10.2 Notices. Any notice required to be given hereunder shall be in writing and given by facsimile, overnight courier service, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

      If to Sub:         Dan Brandano, President
                         SunStyle International Holidays, Inc.
                         City Center, Suite 303N
                         100 Second Avenue South
                         St. Petersburg, Florida 33701-4301

                         FAX: (813) 896-1403

      If to Acquirer:    Affinity International Travel Systems, Inc.
                         ATTN: Janamarie Riche
                         10271 So. 1300 East, Suite 190
                         Sandy, Utah 84092

      Copy to:           J. Garry McAllister, Esq.
                         1487 East Thistle Downs Dr.
                         Sandy, Utah 84092

                         FAX: (801) 572-2490

or to such other address as any party shall specify by written notice so given. Such notice shall be deemed given and received on the date it is delivered if given by facsimile, overnight courier or hand delivery or on the fifth business day following the date it is so mailed.

      10.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.4 Entire Agreement. This Agreement, Exhibits, Schedules and Disclosure Letters constitute the entire Agreement among the parties with respect to Subject matter hereof and supersede all prior Agreements and understandings, among the parties with respect thereto, including without limitation any oral or written understandings or commitments. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties to this Agreement.

      10.5 Amendment. This Agreement may be amended by the parties, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Agreement by the shareholders of the parties, however after such shareholder approval, no amendment shall be made which by law requires the final approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

      10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its rules of conflicts of laws.

      10.7 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties to this Agreement.

      10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

      10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

      10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or Agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

      10.11 Incorporation of Exhibits and Disclosure Documents. All Exhibits and Disclosure Documents attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      10.12 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement, inoperative, unenforceable or invalid.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                    AFFINITY INTERNATIONAL TRAVEL SYSTEMS, INC.


                                    By: /s/ JanaMarie Riche
                                        --------------------------------
                                        JANAMARIE RICHE, President



                                    SUNSTYLE INTERNATIONAL HOLIDAYS, INC.


                                    By: /s/ Dan Brandano
                                        --------------------------------
                                        DAN BRANDANO, CEO